Exhibit 16.1

Pollard-Kelley Auditing Services, Inc.
4500 Rockside Rd., Suite 450
Independence, Ohio 44131
(330) 864 2265

September 2, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:   Conforce International, Inc.
File No. 001-34203

We have read the statements that Conforce International, Inc. included in Form 8-K/A report expected to be filed on September 3, 2009 regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made in the 8-K/A.

Very truly yours,
/s/ Terance Kelley
Terance Kelley
for the firm